Exhibit 99.1

NEWS

For immediate release

Contact:
     MultiCell Technologies Inc.
     Jerry Newmin, Chairman, CEO and President
     401-738-7560

MultiCell Technologies Completes $2,000,000 Equity Private Placement

WARWICK, R.I. - July 13, 2004 -- MultiCell Technologies Inc. (OTCBB: MUCL) announced today that it has completed a private placement financing consisting of convertible preferred stock and warrants with institutional investors, generating gross proceeds of $2,000,000 to the Company.

Ascendiant Securities, LLC of Irvine, California, served as placement agent on the transaction.

MultiCell plans to use the net proceeds from the transaction for general corporate purposes, including investment in research and development, and strengthening the Company's balance sheet to enhance its image among strategic partners, customers, and vendors.

W. Gerald Newmin, MultiCell's Chairman, Chief Executive Officer, and President, stated, "We are very pleased to have completed this institutional investment which, combined with our license agreement with XenoTech LLC valued at $18 million based on guaranteed minimum royalty payments, positions our Company very well for the next 12-24 months and beyond."

About MultiCell Technologies, Inc.

MultiCell Technologies Inc. provides non-tumorigenic functional hepatic (liver) cells and cell lines to pharmaceutical companies for induction studies as well as toxicity screening for drug discovery. For pricing and delivery information, contact MultiCell's marketing and manufacturing licensee, XenoTech LLC of Lenexa, Kan., telephone 913-438-7450. Hepatocytes metabolize or detoxify drugs or substances ingested into the body. Drug failures or FDA rejections due to hepatotoxicity and/or drug-drug interactions now cost the pharmaceutical industry an estimated $2 billion each year. According to Tufts University's Center for Study of Drug Development, it costs $897 million to develop and test a new medicine.

MultiCell's cellular product expertise also enables production of biologics for use in diagnostic and therapeutic applications, as well as production of liver-derived therapeutic proteins. The Company's majority-owned Xenogenics subsidiary owns all rights to the patented Sybiol® synthetic bio-liver device, under development, which is intended to operate optimally with MultiCell's immortalized hepatocytes. Hundreds of millions of people now suffer from liver disease worldwide; treatment options, especially donor organs, remain severely limited.

MultiCell's corporate and research headquarters are at 55 Access Road, Suite 700, in Warwick, R.I. For more information about MultiCell and its Xenogenics subsidiary, call 401-738-7560 or see www.exten.com or www.multicelltechnologies.com.

About Ascendiant Securities, LLC

Ascendiant Securities, LLC is an investment banking firm, registered as a broker-dealer with the United States Securities and Exchange Commission (SEC), and member of the National Association of Securities Dealers (NASD) and Securities Investor Protection Corporation (SIPC). Ascendiant provides investment banking and corporate finance services to its emerging public and private company clients. These services include equity private placements of preferred and common stock, PIPEs (private investments in public equities), direct participation programs (investment limited partnerships), mezzanine financing, senior and subordinated debt financing, working capital facilities, convertible debt, and bridge financing. For more information, please visit www.ascendiant.com or contact 949-756-1010.

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The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission including the Company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.